Exhibit 99.2

Press Release

ZHONE Announces NEW NASDAQ NATIONAL MARKET Listing

ZHNE begins trading on NASDAQ and staff reduction related to merger with Tellium

OAKLAND, CA (November 14, 2003)—Zhone Technologies, Inc., (NASDAQ: ZHNE) the first company dedicated to developing the full spectrum of next-generation access infrastructure solutions, announced today that following the successful completion of the merger of Tellium, Inc. and Zhone Technologies, which closed on November 13, 2003, the Company has satisfied the Nasdaq National Market’s initial listing requirements and the Company’s common stock has begun trading on the NASDAQ National Market under the ticker symbol ZHNE. In addition the company announced a headcount reduction of approximately 125 people affecting predominantly Oceanport, New Jersey based personnel. The remaining Oceanport staff will continue current engineering efforts including development and support of the metro optical products.

About Zhone Technologies, Inc. (Zhone)

Zhone’s strategy combines existing solutions with Zhone’s internally developed intellectual property to create a portfolio of scalable next-generation network products supporting a rich array of voice, data, video, and entertainment services. The company was founded by the senior management team that grew telecommunications pioneer Ascend Communications, Inc., from its startup roots to the multi-billion-dollar company acquired by Lucent Technologies (NYSE: LU) in June 1999. Zhone’s advanced networking solutions include the Single Line Multi-Service architecture (SLMS™), FlexBand™ Multi-service port, Zhone Management System (ZMS™), Broadband Access Node (BAN™), Multi-Access Line Concentrator (MALC™), AccessNode™ and Universal Edge™ 9000 products (purchased from Nortel Networks—NYSE/TSE: NT), Sechtor™ universal voice gateway, the Z-Edge™ access products and RAPTOR™ DSLAM, the Zhone Residential Gateway (ZRG) and the FiberJack™ PON Terminal.

For more information, please visit www.zhone.com or contact:

Zhone Technologies, Inc.

Investors

Marianne Lackey

Tel: +1 510-777-7013

Fax: +1 510-777-7001

Email: investor-relations@zhone.com

Media

David Markowitz

Tel : +1 510-777-7020

Fax : +1 510-777-7001

Email: dmarkowitz@zhone.com

Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Copyright 2003 Zhone Technologies, Inc., All rights reserved.